Exhibit 99.1
MAGGIE WILDEROTTER JOINS DREAMWORKS ANIMATION’S
BOARD OF DIRECTORS
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Glendale, CA – October 27, 2015 – DreamWorks Animation (NASDAQ: DWA) today announced that Maggie Wilderotter has joined its Board of Directors. Mrs. Wilderotter is Executive Chairman of Frontier Communications, a post she has held since April 2015, having previously served as that company’s Chairman and CEO from 2006 to 2015.

DreamWorks Animation Chairman Mellody Hobson and CEO Jeffrey Katzenberg said: “Maggie’s broad experience as both a chief executive and board member at a number of diverse companies will be an invaluable asset for our board as we move forward. We are thrilled to add this respected voice to our boardroom.”

“DreamWorks Animation is an innovation leader with globally recognized brands,” said Mrs. Wilderotter. “My business background in media, entertainment, internet access and technology will enable me to help DreamWorks Animation continue to grow and transform. I look forward to helping Jeffrey Katzenberg, his team and the Board delight customers, maintain their status as the premier player in content development, and deliver shareholder value.”

In addition to Frontier Communications, Mrs. Wilderotter also serves on the boards of Juno Therapeutics, Inc., Costco Wholesale Corporation, and a number of private and non-profit organizations. She first joined Frontier in November 2004 as President and CEO and a member of the Board of Directors, and previously served as Senior Vice President of Global Business Strategy at Microsoft, where she was responsible for the Company’s Worldwide Public Sector.

Earlier in her career, Mrs. Wilderotter was President and CEO of Wink Communications Inc., and served in a number of senior executive positions at AT&T, including Executive Vice President of National Operations for AT&T Wireless Services and CEO of AT&T’s Aviation Communications Division.

Mrs. Wilderotter served on the President’s National Security Telecommunications Advisory Committee (NSTAC). From October 2010 to October 2012, she was Vice Chairman of NSTAC and from October 2012 to November 2014 she was designated Chairman of NSTAC.

Mrs. Wilderotter is a member of the Executive Committee of the Business Roundtable (BRT), an association of CEOs leading the largest U.S.-headquartered companies. She chairs the BRT’s Internet, Technology and Innovation Committee. Mrs. Wilderotter is also Co-Chair of The Committee for Economic Development (CED); a member of the Executive Committee of the Catalyst Board of Directors; on the Board of Women in America; and a member of the Committee of 200. In 2014, she chaired the Blue Ribbon Committee on Board Strategy for NACD and is a member of WomenCorporateDirectors (WCD).

Mrs. Wilderotter holds a B.A. in Economics from the College of the Holy Cross. In 2014, she was awarded an Honorary Doctor of Engineering degree, honoris causa, from the Stevens Institute of Technology.

About DreamWorks Animation
DreamWorks Animation (Nasdaq: DWA) creates high-quality entertainment, including CG animated feature films, television specials and series and live entertainment properties, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. All of DreamWorks Animation’s feature films are produced in 3D. The Company has theatrically released a total of 31 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda, How to Train Your Dragon, Puss In Boots, and The Croods.
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Contact:
Dan Berger
DreamWorks Animation
(818) 695-4747
dan.berger@dreamworks.com